Exhibit (a)(24)

DEUTSCHE DWS GLOBAL/INTERNATIONAL FUND, INC.

ARTICLES OF AMENDMENT

CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(a)(2)

Deutsche DWS Global/International Fund, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to provide that the series of capital stock of the Corporation currently designated as the “DWS European Equity Fund” series is hereby changed to and redesignated as the “DWS ESG International Core Equity Fund” series.

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST of these Articles of Amendment are not changed by these Articles of Amendment.

THIRD: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on July 10, 2019, adopted a resolution amending the Charter of the Corporation as described above. The amendment is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: These Articles of Amendment shall become effective October 1, 2019.

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IN WITNESS WHEREOF, Deutsche DWS Global/International Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 10th day of July, 2019; and its President acknowledges that these Articles of Amendment are the act of Deutsche DWS Global/International Fund, Inc., and she further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST	DEUTSCHE DWS GLOBAL/INTERNATIONAL FUND, INC.

/s/ John Millette	/s/ Hepsen Uzcan
John Millette	Hepsen Uzcan
Secretary	President